Exhibit 99.1

News Release

(Williams logo) (Dominion logo)

Date: August 10, 2009

Williams and Dominion Partner on Project to Transport Rockies
and Southern Marcellus Shale Gas to East Coast Markets

TULSA, Okla. – Williams (NYSE:WMB) and Dominion (NYSE: D) today announced their intention to form a joint venture to market and develop a new pipeline to transport up to 1 billion cubic feet per day of natural gas produced in the Rockies and Appalachian basins (including the southern Marcellus Shale) to growing markets in the Eastern and Mid-Atlantic regions.

The proposal, to be known as the Keystone Connector, would extend from the terminus of the Rockies Express pipeline in eastern Ohio to Williams’ Transco Station 195 in southeastern Pennsylvania.  Williams and Dominion will be working with potential shippers to determine the level of interest in the proposal.

“Williams and Dominion are uniquely positioned to offer producers year-round access to growing East Coast markets while providing market area customers increased domestic supply alternatives,” the project sponsors said in a statement.

During the past two years, Williams, through its Rockies Connector project, and Dominion, through its Keystone project, have worked independently on pipeline proposals designed to link Rockies and growing Marcellus shale gas supplies with markets in the Northeast.  The new jointly developed Keystone proposal combines that experience, leveraging the sponsors’ strategic assets in the region to create a logical gateway connecting emerging supplies with growing markets.

Dominion is a major producer of Appalachian natural gas and operates a natural gas transportation and storage system in the heart of the Marcellus Shale production area.  Similarly, Williams produces, gathers and processes natural gas in the Rockies, Pennsylvania Marcellus Shale, as well as other basins. It also operates the Transco pipeline, which serves major markets in the Northeast.

Under the proposal, the project sponsors would aim to place the 240-mile pipeline into service by 2013.

For additional information, contact Jim Moore at Transco (713/215-3081) or Jeff Keister at Dominion (804/771-4459).

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About Dominion (NYSE: D)

Dominion is one of the nation’s largest producers and transporters of energy, with 1.2 trillion cubic feet equivalent of proved natural gas reserves and 14,000 miles of natural gas transmission, gathering and storage pipeline. Dominion operates the nation’s largest natural gas storage system with 975 billion cubic feet of storage capacity. For more information about Dominion, visit the company’s site at www.dom.com.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Chris Stockton
Williams (media relations)
(713) 215-2010
Sharna Reingold
Williams (investor relations)
(918) 573-2078
Bob Fulton
Dominion (media relations)
(304) 669-6782
Greg Snyder
Dominion (investor relations)
(804) 819-2383

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.